Exhibit 99.1
                                                                    ------------


                                  Press Release


City Savings Financial Corporation Announces Third Quarter and Year-to-Date Earnings

     MICHIGAN CITY, Ind.--(BUSINESS WIRE)--May 9, 2003--City Savings Financial Corporation (the "Company"), the holding company of City Savings Bank (the "Bank") announced its earnings for the third fiscal quarter of 2003 and nine months ended March 31, 2003. The Company reported consolidated net income of $401,000 for the quarter ended March 31, 2003, up $267,000 or 199.3% from the $134,000 reported for the same period last year. Net income for the nine months ended March 31, 2003 was $930,000 compared to $305,000 for the same period last year. The increase in income for the three and nine months ended March 31, 2003 over the same periods last year was largely due to growth in the Company's loan portfolios and an increase in gains generated on the sale of loans and securities available for sale. The Company`s earnings also benefited from the sale of it's property and casualty lines of business in January of 2003, for a one time after tax gain of $66,000. Offsetting the growth in income were increases in the provision for loan losses, compensation expense and professional fees.

                                                              March 31,        June 30,
                                                                2003             2002
  Selected Financial Condition Data (In thousands):         (Unaudited)
                                                            -----------       ----------
  Total assets                                                $140,883         $ 81,394
  Loans receivable (including loan available for sale), net    118,572           68,072
  Allowance for loan losses                                        922              579
  Cash and cash equivalents                                      6,777            3,215
  Securities available for sale                                 12,124            6,847
  Deposits                                                     111,287           63,211
  Total borrowings                                              15,878            6,488
  Shareholders' equity                                          10,691           10,197


                                                         Three Months Ended         Nine Months Ended
                                                               March 31,  (Unaudited)    March 31,
  Selected Operating Data (In thousands):                  2003         2002        2003         2002
                                                          ------       ------      ------       ------
  Total interest income                                   $1,861       $1,264      $5,142       $3,729
  Total interest expense                                     773          573       2,130        1,970
                                                          ------       ------      ------       ------
    Net interest income                                    1,088          691       3,012        1,759
  Provision for loan losses                                  198           46         379          213
                                                          ------       ------      ------       ------
    Net interest income after provision for loan losses      890          645       2,633        1,546
                                                          ------       ------      ------       ------
  Noninterest income                                         449           97         885          366
  Noninterest expense                                        681          524       1,996        1,416
                                                          ------       ------      ------       ------
  Income before taxes                                        658          218       1,522          496
  Income tax expense                                         257           84         592          191
    Net income                                            $  401       $  134      $  930       $  305
                                                          ======       ======      ======       ======


                                                         Three Months Ended         Nine Months Ended
                                                               March 31,                March 31,
  Supplemental data:                                       2003         2002        2003         2002
                                                          ------       ------      ------       ------
  Fully diluted earnings per share                          0.80         0.26        1.83          N/A
  Yield on earning assets                                  5.68%        6.97%       6.23%        7.19%
  Yield on costing liabilities                             2.63%        3.65%       2.91%        4.22%
  Interest rate spread                                     3.05%        3.32%       3.32%        2.97%
  Return on average assets                                 1.19%        0.70%       1.09%        0.56%
  Return on average equity                                15.04%        5.39%      11.80%        6.19%
  Efficiency ratio                                        60.70%       70.62%      61.78%       75.24%
  Nonperforming loans to total loans                       1.91%        2.57%
  Allowance for loan losses to nonperforming loans        40.71%       32.93%


City Savings Financial Corporation
Thomas F. Swirski, President and C.E.O., Geogre L. Koehm, Treasurer
2189879-5364